United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2022

CLARUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34767 (Commission File Number)	58-1972600 (IRS Employer Identification Number)

2084 East 3900 South, Salt Lake City, Utah (Address of principal executive offices)	84124 (Zip Code)

Registrant’s telephone number, including area code: (801) 278-5552

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.0001 per share	CLAR	NASDAQ Global Select Market

Item 1.01.	Entry into a Material Definitive Agreement.

On April 18, 2022 (the “Effective Date”), Clarus Corporation (the “Company”), Black Diamond Retail, Inc., Black Diamond Retail – Alaska, LLC, Sierra Bullets, L.L.C., SKINourishment, LLC, Black Diamond Retail – Colorado, LLC, Black Diamond Retail – Montana, LLC, Black Diamond Retail – Wyoming, LLC, Barnes Bullets-Mona, LLC, Black Diamond Retail – Oregon, LLC, Black Diamond Retail – Vermont, LLC (collectively with the Company, the “Borrowers”) and the other loan parties party thereto (together with the Borrowers, the “Loan Parties”) entered into an Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and the lenders party thereto (the “Restated Credit Agreement”) pursuant to which the existing Credit Agreement, dated as of May 3, 2019 (as amended prior to the Effective Date, the “Existing Credit Agreement”) by and among the Company, the lenders and loan parties from time to time party thereto and the Administrative Agent was amended and restated in its entirety. Each of the Loan Parties, other than the Company, is a direct or indirect subsidiary of the Company.

The Restated Credit Agreement provides for borrowings of up to $300.0 million under a secured revolving credit facility (the “Revolving Loans”) (including up to $5.0 million for letters of credit), and borrowings of up to $125.0 million under a secured term loan facility (the “Term Loans”). The Restated Credit Agreement also permits the Borrowers, subject to certain requirements, to arrange with lenders for an aggregate of up to $175.0 million of additional revolving and/or term loan commitments (both of which are currently uncommitted), for potential aggregate revolving and term loan commitments under the Restated Credit Agreement of up to $600.0 million. The proceeds of loans made under the Restated Credit Agreement may be used for working capital and general corporate purposes, including acquisitions permitted under the Restated Credit Agreement. The Restated Credit Agreement matures on April 18, 2027 (the “Maturity Date”), at which time the revolving commitments thereunder will terminate and all outstanding Revolving Loans and Term Loans, together with all accrued and unpaid interest thereon, must be repaid.

The Term Loans were fully drawn on the Effective Date and cannot be reborrowed. The Restated Credit Agreement provides for quarterly amortization payments of the Term Loans on the last business day of each March, June, September and December, commencing on June 30, 2022. Through and including the payment due on March 31, 2023, the scheduled amortization payment is $1,562,500 per quarter, and each scheduled amortization payment due thereafter through the Maturity Date is $3,125,000 per quarter.

The Borrowers may elect to have the Revolving Loans and Term Loans under the Restated Credit Agreement bear interest at an applicable rate plus either:

(i)             in the case of alternate base rate borrowings, a rate per annum generally equal to the greatest of:

(a)	the prime rate in effect on such day;

(b)	0.50% plus the greater of the Federal Reserve Bank of New York’s effective federal funds rate or the Federal Reserve Bank of New York’s overnight bank funding rate in effect on such day; and

(c)	1.00% plus the adjusted term SOFR rate for a 1-month interest period;

provided that, in certain circumstances where the alternate base rate is being used as an alternate rate of interest, the alternate base rate shall be determined only according to (a) and (b), and shall be subject to a 1.00% floor; or

(ii) in the case of term benchmark borrowings, a rate per annum as follows:

(a)	for borrowings denominated in U.S. Dollars, the term SOFR rate (based on one, three or six-month interest periods) plus 0.10%, subject to a 0.00% floor; or

(b)	for borrowings denominated in a Foreign Currency, the applicable rate for such Foreign Currency set forth in the Restated Credit Agreement.

The applicable rate for these borrowings will range from 0.50% to 1.625% per annum, in the case of alternate base rate borrowings, and 1.50% to 2.625% per annum, in the case of term benchmark borrowings. The applicable rate was initially 0.875% per annum, in the case of alternate base rate borrowings, and 1.875% per annum, in the case of term benchmark borrowings, however, these initial applicable rates may be adjusted from time to time based upon the level of the Company’s consolidated total leverage ratio, which is more fully discussed in the Restated Credit Agreement. If one or more of the above interest rates are not determinable, or under certain other circumstances set forth in the Restated Credit Agreement, a substitute or alternative interest rate may apply under the Restated Credit Agreement.

The Restated Credit Agreement also requires the Borrowers to pay a commitment fee on the unused portion of the revolving loan commitments. Such commitment fee will range between 0.15% and 0.30% per annum, and is also based upon the level of the Company’s consolidated total leverage ratio, which is more fully discussed in the Restated Credit Agreement. The Company is also obligated to pay other customary closing fees, arrangement fees, administration fees and letter of credit fees for a credit facility of this size and type.

The Restated Credit Agreement contains customary affirmative and negative covenants, including limitations on the ability of the Company and its subsidiaries to perform the following, subject to certain customary exceptions, qualifications and “baskets”: (i) incur additional debt; (ii) create liens; (iii) engage in mergers, consolidations, certain divisions, liquidations or dissolutions other than in certain permitted instances as described in the Restated Credit Agreement; (iv) substantially change the business conducted by the Company and its subsidiaries; (v) make certain investments, loans, advances, guarantees and acquisitions other than in certain permitted instances as described in the Restated Credit Agreement; (vi) sell assets; (vii) pay dividends or make distributions or other restricted payments if certain conditions in the Restated Credit Agreement are not fulfilled; (viii) prepay other indebtedness; (ix) engage in certain transactions with affiliates; (x) enter into agreements that restrict dividends from subsidiaries or the ability of subsidiaries to grant liens upon their assets; (xi) amend certain charter documents and material agreements governing subordinated indebtedness; (xii) permit the consolidated total leverage ratio, which is to be determined for each quarter end on a trailing twelve month basis, from exceeding a limit of 3:75 to 1, provided, that, subject to certain terms and conditions set forth in the Restated Credit Agreement, so long as no Event of Default (as defined in the Restated Credit Agreement) exists at such time or would result therefrom, the Company may elect to increase the maximum consolidated total leverage ratio permitted under the Restated Credit Agreement to 4.25:1.00 for a period of four consecutive fiscal quarters in connection with any acquisition permitted under the Restated Credit Agreement for which the aggregate consideration is greater than or equal to $60.0 million; and (xiii) permit the consolidated fixed charge coverage ratio, which is to be determined for each quarter end on a trailing twelve month basis, to be less than 1.25 to 1.

The Restated Credit Agreement also contains customary events of default, including, but not limited to: (i) failure to pay amounts due under the Restated Credit Agreement; (ii) materially incorrect representations and warranties; (iii) failure to comply with covenants; (iv) change of control; and (v) default under other indebtedness aggregating at least $3.0 million.

The obligations of each Loan Party under the Restated Credit Agreement are guaranteed by each other Loan Party. All obligations under the Restated Credit Agreement, and the guarantees of those obligations (as well as banking services obligations and certain swap agreements), are secured by pledges and liens on 100% of the equity interests of domestic subsidiaries, either 100% or 65% of the equity interests of certain foreign subsidiaries, and the accounts receivable, inventory, intellectual property and certain real property or other assets of the Loan Parties pursuant to (i) a Pledge and Security Agreement, dated as of May 3, 2019, by and among certain of the Loan Parties and the Administrative Agent (as amended from time to time prior to the Effective Date, the “PSA”), (ii) a General Security Deed, dated as of August 30, 2021, by and among certain of the Loan Parties and the Administrative Agent (the “Oscar GSD”), (iii) a General Security Deed, dated as of January 31, 2022, by and among certain of the Loan Parties and the Administrative Agent (the “Simpson GSD”) or (iv) a mortgage or other applicable security agreement or instrument. Each of the PSA, the Oscar GSD and the Simpson GSD was reaffirmed by the Loan Parties on the Effective Date pursuant to a Reaffirmation Agreement dated as of the Effective Date by and among the Administrative Agent and the Loan Parties (the “Reaffirmation Agreement”) pursuant to which each Loan Party ratified and reaffirmed its obligations to the Lenders in connection with entering into the Restated Credit Agreement.

Certain of the lenders under the Restated Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking, commercial lending and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing summary of the Restated Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by the full text of the Restated Credit Agreement which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a) The disclosure set forth in Item 1.01 of this Report with respect to the Restated Credit Agreement is incorporated by reference into this Item 2.03(a).

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

10.1	Amended and Restated Credit Agreement dated effective as of April 18, 2022, by and among Clarus Corporation, Black Diamond Retail, Inc., Black Diamond Retail – Alaska, LLC, Sierra Bullets, L.L.C., SKINourishment, LLC, Black Diamond Retail – Colorado, LLC, Black Diamond Retail – Montana, LLC, Black Diamond Retail – Wyoming, LLC, Barnes Bullets-Mona, LLC, Black Diamond Retail – Oregon, LLC, Black Diamond Retail – Vermont, LLC and the other loan parties party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2022

CLARUS CORPORATION

By:	/s/ Michael J. Yates
Name: Michael J. Yates
Title: Chief Financial Officer